                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           SOUTHWEST COMMUNITY BANCORP
                          (Restated as of May 20, 2004)

      ARTICLE ONE. NAME: The name of this Corporation is:

            Southwest Community Bancorp

      ARTICLE TWO. PURPOSE: The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust business or the practice of a profession permitted to be incorporated by the California Corporations Code.

      ARTICLE THREE. INITIAL AGENT: The name and address in this state of this Corporation's initial agent for service of process is:

                                    S. Alan Rosen, Esq.
                                    Horgan, Rosen, Beckham & Coren, L.L.P.
                                    23975 Park Sorrento, Suite 200
                                    Calabasas, California 91302

      ARTICLE FOUR. AUTHORIZED STOCK: This Corporation is authorized to issue two (2) classes of shares of stock: the first class of shares to be called "Common Stock"; and the second class of shares to be called "Serial Preferred Stock." The total number of shares of stock which this Corporation shall have authority to issue is thirty-eight million one hundred twenty-five thousand (38,125,000), of which twenty-eight million one hundred twenty-five thousand (28,125,000) shall be Common Stock and ten million (10,000,000) shall be Serial Preferred Stock. Upon the amendment of this ARTICLE FOUR to read as herein set forth, every two shares of Common Stock is split up and converted into three shares of Common Stock.

      The designations and the powers, preferences, and rights and the qualifications, limitations or restrictions thereof, of each class of stock of this Corporation shall be as follows:

      (a) Serial Preferred Stock. The Serial Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and the number of shares constituting any such series and a designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

      (b)   Common Stock.

            (1) After the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto shall have been paid or declared and set apart for payment and after this Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then and not otherwise, the holders of Common Stock shall be entitled to receive, subject to the applicable provisions of the Corporations Code of the State of California, such dividends as may be declared from time to time by the Board of Directors.

            (2) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto in the event of a voluntary or involuntary liquidations, dissolution, or winding up of this Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation.

            (3) Each holder of Common Stock shall have one (1) vote in respect of each share of such stock held by him, subject, however, to such special voting rights by class as are or may be granted to holders of Serial Preferred Stock.

      ARTICLE FIVE. DIRECTOR LIABILITY: The liability of directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification.

      ARTICLE SIX. INDEMNIFICATION OF AGENTS: This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of the State of California) for breach of duty to this Corporation and its shareholders through bylaw provision, agreements with the agents, or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the General Corporation Law of the State of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of the State of California. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of this Corporation existing at the time of such amendment, repeal or modification.

      IN WITNESS WHEREOF, for the purpose of forming this Corporation under the laws of the State of California, the undersigned, constituting the incorporator of this Corporation, has executed these Articles of Incorporation.

Dated:     December 3, 2002

                                                      /s/ S. Alan Rosen
                                                      -------------------------
                                                      S. Alan Rosen

      I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

                                                      /s/ S. Alan Rosen
                                                      --------------------------
                                                      S. Alan Rosen

                                       2